We consent to the incorporation by reference in Registration Statement No. 333-90239, 333-117378, 333-120683 and 333-135691 on Form S-8 and Registration Statement No. 333-132483 on Form S-3 of our report dated February 28, 2008, relating to the consolidated financial statements and financial statement schedule of inVentiv Health Inc. and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of inVentiv Health Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 28, 2008